As filed with the Securities and Exchange Commission on April 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

(Exact Name of Registrant as Specified in Its Charter)

Israel	3A Jabotinsky Street Ramat-Gan 52520 Israel	94-3229135
(State or other jurisdiction of incorporation or organization)	(Address, including Zip Code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

ZONE LABS, INC.

1998 STOCK OPTION PLAN

(Full title of the plan)

John Slavitt, Esq.

General Counsel

Check Point Software Technologies, Inc.

800 Bridge Parkway

Redwood City CA 94065

(650) 628-2110

(Name, Address and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Christopher L. Kaufman, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

(650) 328-4600

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price		Amount of registration fee

Ordinary Shares, nominal value 0.01 New Israeli Shekels per share	2,847,318	(2)	$4.67(3)	$13,296,975	(3)	$1,685

(1)	This Registration Statement shall also cover any additional Ordinary Shares of the registrant which become issuable under the Zone Labs, Inc. 1998 Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the registrant’s outstanding Ordinary Shares.
(2)	Represents 2,847,318 Ordinary Shares subject to options outstanding under the Plan, which options were assumed by the registrant in connection with the acquisition of Zone Labs, Inc. (“Zone Labs”) by the registrant on March 26, 2004.
(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price of $4.67 per share represents the weighted average exercise price for such outstanding options.

Proposed sale to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised.

INTRODUCTION

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Check Point Software Technologies Ltd., an Israeli company (“Check Point,” the “Registrant” or the “Company”), in connection with the Agreement and Plan of Merger by and among Check Point, Check Point Software Technologies, Inc., a Delaware corporation and a wholly owned subsidiary of Check Point (“Parent”), Zanzibar Acquisition, L.L.C., a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and Zone Labs, Inc., a California corporation (“Zone Labs”), dated as of December 15, 2003 (the “Merger Agreement”), pursuant to which Zone Labs merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company of the Merger. The Merger became effective on March 26, 2004. At the effective time of the Merger, among other things, Check Point assumed the Zone Labs, Inc. 1998 Stock Option Plan, as amended as of August 26, 2003 (the “Plan”) and each outstanding, unexercised and unexpired stock option granted under the Plan. The assumed options became exercisable for Check Point Ordinary Shares, based on the formula set forth in the Merger Agreement, and remain subject to the same terms and conditions set forth in the Plan and related agreements.

This Registration Statement relates to up to 2,847,318 Check Point Ordinary Shares issuable upon exercise of assumed oustanding, unexercised and unexpired stock options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is included in the prospectus for the Plan (the “Prospectus”) and is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference the following documents we filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (Commission File Number 000-28584):

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2003;

•	Current Report on Form 6-K filed with the Commission on March 31, 2004;

•	Description of our ordinary shares contained in our registration statement on Form F-1 (File No. 333-6412) filed with the Commission on February 7, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Information that we file later with the Commission will automatically update and supersede this information.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters in connection with the Ordinary Shares that we are offering are being passed upon by Naschitz, Brandes & Co., Tel Aviv, Israel.

Item 6. Indemnification of Directors and Officers.

The Company is an Israeli company. Israeli law permits a company to insure an office holder in respect of liabilities incurred by him as a result of the breach of his duty of care to the company or to another person, or as a result of the breach of his fiduciary duty to the company, to the extent that he acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an office holder for monetary liabilities as a result of an act or omission that he committed in connection with his serving as an office holder. Moreover, a company can indemnify an office holder for (a) monetary liability imposed upon him in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator’s decision approved by a court, and (b) reasonable litigation expenses, including attorneys’ fees, actually incurred by him or imposed upon him by a court, in an action, suit or proceeding brought against him by or on behalf of the company or other persons, or in a criminal action in which he was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case in connection with his activities as an office holder.

The Company’s Articles of Association allow for insurance and indemnification of office holders to the fullest extent permitted by law. The Company has entered into indemnification, insurance and exculpation agreements with its directors and senior officers, following shareholder approval of these agreements. The Company has directors’ and officers’ liability insurance covering the officers and directors of the Company and its subsidiaries for certain claims.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Zone Labs, Inc. 1998 Stock Option Plan, as amended August 26, 2003.

5.1	Opinion of Naschitz, Brandes & Co. as to the legality of the Ordinary Shares being registered.

23.1	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ramat Gan, State of Israel, on this 15th day of April, 2004.

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

By:	/s/ Eyal Desheh
Eyal Desheh
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Eyal Desheh with full power of substitution and full power to act without the other, such person’s true and lawful attorney-in-fact and agent to act for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 15, 2004.

/s/ Gil Shwed Gil Shwed	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Efrat Makov Efrat Makov	Corporate Controller (Principal Accounting Officer)

Other Directors:

/s/ Marius Nacht Marius Nacht	Vice Chairman and Senior Vice President

/s/ Ray Rothrock Ray Rothrock	Director

/s/ David Rubner David Rubner	Director

/s/ Dr. Tal Shavit Dr. Tal Shavit	Director

Alex Serge Vieux	Director

INDEX TO EXHIBITS

4.1	Zone Labs, Inc. 1998 Stock Option Plan, as amended August 26, 2003.

5.1	Opinion of Naschitz, Brandes & Co. as to the legality of the Ordinary Shares being registered.

23.1	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

23.2	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

24.1	Power of Attorney (included on the signature page of this Registration Statement).